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Exhibit 99.3

QWEST CORPORATION AND QWEST SERVICES CORPORATION
ANNOUNCE TENDER OFFER FOR NOTES

        DENVER, June 7, 2005—Qwest Communications International Inc. (NYSE: Q) and its Qwest Corporation (QC) and Qwest Services Corporation (QSC) subsidiaries collectively the "Companies" announced today an offer to purchase for cash up to $904 million aggregate principal amount of their specified series of outstanding debt securities. The table below shows each series of notes included in the offers:

Issuer	Security	Principal Amount Outstanding	Maturity Date or Earliest Redemption Date	Reference Security
QSC	13.00% Senior Subordinated Secured Notes due 2007	$504,103,000	December 15, 2005	UST 1.875% due 11/30/05
QC	6 5/8% Notes due 2005	$250,000,000	September 15, 2005	UST 2.0% due 8/31/05
QC	6 1/8% Notes due 2005	$150,000,000	November 15, 2005	UST 5.75% due 11/15/05

        The consideration (the "Tender Offer Consideration") for each $1,000 principal amount of notes tendered and accepted for payment pursuant to the offers shall be (1) a price, calculated in accordance with standard market practice, intended to result in a yield to maturity for the QC notes (or the earliest redemption date for the QSC notes) equal to the sum of (i) the yield to maturity of the applicable reference security shown in the table above, as calculated by the dealer managers in accordance with standard market practice based on the bid-side price for such reference security as of 2:00 p.m., Eastern Daylight time, on June 20, 2005, and (ii) a fixed spread of 50 basis points, minus (2) accrued and unpaid interest from the last date on which interest has been paid up to, but not including, the date notes are first accepted for purchase (which is expected to be June 21, 2005), minus (3) an amount equal to the Early Participation Payment of $25.00 per $1,000 principal amount of notes. Holders will also be paid accrued interest to, but not including, the settlement date.

        Holders who validly tender their notes at or prior to 5:00 p.m., Eastern Daylight time, on Monday, June 20, 2005, (the "Early Participation Payment Deadline") will receive the additional payment of $25.00 per $1,000 principal amount of notes (the "Early Participation Payment") in addition to the Tender Offer Consideration and accrued interest to, but not including, the settlement date. Holders who validly tender their notes after the Early Participation Payment Deadline will receive only the Tender Offer Consideration and accrued interest to, but not including, the settlement date.

        The offers are scheduled to expire at midnight, Eastern Daylight time, on Tuesday, July 5, 2005, (the "Expiration Time"), unless extended or earlier terminated. The offers are subject to the satisfaction or waiver of certain conditions. The Offers are not subject to the receipt of any minimum amount of tenders. Accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted notes.

        QSC had previously commenced an offer to exchange any and all of the 13 percent notes for newly registered 13 percent notes due 2007, but is now amending that offer to the all-cash offer described above. All 13 percent notes previously tendered into the exchange offer will be promptly returned to their owners. QSC's previously announced offer to exchange any and all of its 13.5 percent notes due 2010 and 14 percent notes due 2014, for newly registered 13.5 percent notes due 2010 and 14 percent notes due 2014 remains outstanding and in effect on the same terms and conditions as previously announced.

        In addition, Qwest Capital Funding, Inc. has a maturity of $179 million of 6.25 percent notes due on July 15, 2005, and QC has the ability to pre-pay any portion or all of its $1.25 billion Term Loan due in 2007 after June 9, 2005.

        The Companies' tender offers are subject to the satisfaction of certain conditions, including the completion of a private offering of $1.25 billion aggregate principal amount of new senior notes of QCII and QC, which has been announced concurrently. The offer is not subject to the receipt of any minimum amount of tenders.

        The complete terms and conditions of the offer are set forth in an offer to purchase that is being sent to holders of notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at (866) 488-1500 (US toll-free) and (212) 430-3774 (collect).

        Merrill Lynch and Co. and Deutsche Bank Securities are the Dealer Managers for the Tender Offer. Questions regarding the Offer may be directed to Merrill Lynch at (888) ML4-TNDR (US toll-free) and (212) 449-4914 (collect) or Deutsche Bank Securities at (212) 250-4270 (collect).

        This announcement is not an offer to purchase or a solicitation of an offer to purchase any securities. The offer will be made solely by the Offer to Purchase dated June 7, 2005, and the related letter of transmittal.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services. With more than 40,000 employees, Qwest is committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

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Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers or otherwise reorganizing their capital structure to more effectively compete against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information:

Media Contact:	Investor Contact:
Steve Hammack	Stephanie Comfort
303-896-3030	800-567-7296
steve.hammack@qwest.com	IR@qwest.com

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QWEST CORPORATION AND QWEST SERVICES CORPORATION ANNOUNCE TENDER OFFER FOR NOTES